UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        December 2000

   5.   If Amendment, Date of Original (Month/Year):



   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                      5. Amount of   6. Owner-
                                                                       Securities    ship Form:
                    2. Trans-                                         Beneficially   Direct (D)
        1. Title     action     3. Trans-       4. Securities         Owned at End     or In-
           of         Date       action         Acquired (A) or         of Month       direct     7. Nature of Indirect
        Security     (Month/      Code          Disposed of (D)        (Instr. 3        (I)       Beneficial Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)        and 4)      (Instr. 4)        (Instr. 4)
       ---------    ---------  ----------     -------------------     ------------   ----------   --------------------
                               Code    V   Amount  (A)or(D) Price
                               ----    -   ------  -------- -----
     Class A      12/22/00       M        128,952     A     $5.875                       D
     Common
     Stock
                  12/22/00       M         15,000     A     $5.750                       D

                  12/22/00       M         59,994     A     $4.958                       D

                  12/27/00       M          7,500     A     $5.750                       D

                  12/31/00       M         59,994     A     $4.958          271,440      D

                                                                          2,284,303      I      By Richard Anthony
                                                                                                Lumpkin 1990 Personal
                                                                                                Income Trust for the
                                                                                                Benefit of Elizabeth L.
                                                                                                Celio dated April 20,
                                                                                                1990

                                                                          2,284,303      I      By Richard Anthony
                                                                                                Lumpkin 1990 Personal
                                                                                                Income Trust for the
                                                                                                Benefit of Benjamin
                                                                                                Iverson Lumpkin dated
                                                                                                April 20, 1990

                                                                          1,852,890      I      By Trust named for
                                                                                                Elizabeth L. Celio
                                                                                                created under the Mary
                                                                                                Green Gallo Trust
                                                                                                Agreement dated
                                                                                                December 29, 1989

                                                                          1,852,890      I      By Trust named for
                                                                                                Benjamin I. Lumpkin
                                                                                                created under the Mary
                                                                                                Green Gallo Trust
                                                                                                Agreement dated
                                                                                                December 29, 1989






                                                                      5. Amount of   6. Owner-
                                                                       Securities    ship Form:
                    2. Trans-                                         Beneficially   Direct (D)
        1. Title     action     3. Trans-       4. Securities         Owned at End     or In-
           of         Date       action         Acquired (A) or         of Month       direct     7. Nature of Indirect
        Security     (Month/      Code          Disposed of (D)        (Instr. 3        (I)       Beneficial Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)        and 4)      (Instr. 4)        (Instr. 4)
       ---------    ---------  ----------     -------------------     ------------   ----------   --------------------
                               Code    V   Amount  (A)or(D) Price
                               ----     -  ------  -------- -----
                                                                           327,828       I      By Richard Adamson
                                                                                                Lumpkin Grandchildren's
                                                                                                Trust dated September
                                                                                                5, 1980 for the benefit
                                                                                                of Elizabeth L. Celio

                                                                           327,828       I      By Richard Adamson
                                                                                                Lumpkin Grandchildren's
                                                                                                Trust dated September
                                                                                                5, 1980 for the benefit
                                                                                                of Benjamin I. Lumpkin

                                                                            13,930       I      By Gail G. Lumpkin 1998
                                                                                                QTIP Trust, dated
                                                                                                September 15, 1998

                                                                            10,932       I      By Richard Anthony
                                                                                                Lumpkin Trust under the
                                                                                                Trust Agreement dated
                                                                                                February 6, 1970

                                                                         1,852,832       I      By Richard Anthony
                                                                                                Lumpkin Trust under the
                                                                                                Trust Agreement dated
                                                                                                May 13, 1978

                                                                            27,300      D(1)




                  Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)



                                                                                                              10.
                                                                                                            Owner-
                                                                                                     9.      ship
                                                                                                  Number of Form of
                                            5. Number                                              Deriv-   Deriv-
                                            of Deriv-                                               ative    ative    11.
        1.    2. Con-                         ative                                          8.    Secur-   Secur-   Nature
      Title   version                        Secur-                                        Price    ities    ity:    of In-
        of       or       3.                  ities                                          of    Benefi-  Direct   direct
      Deriv-   Exer-    Trans-              Acquired                       7. Title and    Deriv-  cially   (D) or  Benefi-
      ative    cise     action  4. Trans-    (A) or                          Amount of     ative  Owned at    In-     cial
      Secur- Price of    Date    action     Disposed        6. Date         Underlying     Secur-  End of   direct   Owner-
       ity    Deriv-   (Month/    Code       of (D)     Exercisable and     Securities      ity     Month     (I)     ship
     (Instr.   ative     Day/    (Instr.   (Instr. 3,   Expiration Date       (Instr.     (Instr.  (Instr.  (Instr. (Instr.
        3)   Security   Year)      8)       4 and 5)    (Month/Day/Year)     3 and 4)        5)      4)       4)       4)
     ------- --------   ------  ---------  ----------   ----------------   --------------  ------- --------  -------  ------
                                                       Date
                                                       Exer-   Expir-            Amount or
                                                       cis-    ation             Number of
                                Code   V  (A)    (D)   able    Date      Title   Shares
                                ----   -  ---    ---   ----    ------    -----   --------
     Em-     $5.875   12/22/00    M            128,952 (1)    9/25/07    Class A  128,952         111,048       D
     ployee                                                              Common
     Stock                                                               Stock
     Option
     (right
     to buy)

     Em-     $5.75    12/22/00    M             15,000 (2)    12/22/07  Class A    15,000                       D
     ployee                                                             Common
     Stock                                                              Stock
     Option
     (right
     to buy)

     Em-     $5.75    12/27/00    M              7,500 (2)    12/22/07  Class A     7,500           7,500       D
     ployee                                                             Common
     Stock                                                              Stock
     Option
     (right
     to buy)






                                                                                                              10.
                                                                                                            Owner-
                                                                                                     9.      ship
                                                                                                  Number of Form of
                                            5. Number                                              Deriv-   Deriv-
                                            of Deriv-                                               ative    ative    11.
        1.    2. Con-                         ative                                          8.    Secur-   Secur-   Nature
      Title   version                        Secur-                                        Price    ities    ity:    of In-
        of       or       3.                  ities                                          of    Benefi-  Direct   direct
      Deriv-   Exer-    Trans-              Acquired                       7. Title and    Deriv-  cially   (D) or  Benefi-
      ative    cise     action  4. Trans-    (A) or                          Amount of     ative  Owned at    In-     cial
      Secur- Price of    Date    action     Disposed        6. Date         Underlying     Secur-  End of   direct   Owner-
       ity    Deriv-   (Month/    Code       of (D)     Exercisable and     Securities      ity     Month     (I)     ship
     (Instr.   ative     Day/    (Instr.   (Instr. 3,   Expiration Date       (Instr.     (Instr.  (Instr.  (Instr. (Instr.
        3)   Security   Year)      8)       4 and 5)    (Month/Day/Year)     3 and 4)        5)      4)       4)       4)
     ------- --------   ------  ---------  ----------   ----------------  ---------------  ------- --------  -------  ------
                                                       Date
                                                       Exer-   Expir-             Amount or
                                                       cis-    ation              Number of
                                Code   V  (A)    (D)   able    Date      Title    Shares
                                ----   -  ---    ---   ----    -------   ------   ---------
     Em-     $4.958   12/22/00    M             59,994 (3)     12/31/08  Class A  59,994                       D
     ployee                                                              Common
     Stock                                                               Stock
     Option
     (right
     to buy)

     Em-     $4.958   12/31/00    M             59,994 (3)     12/31/08  Class A  59,994         120,012       D
     ployee                                                              Common
     Stock                                                               Stock
     Option
     (right
     to buy)

     Em-     $17.521                                   (4)       1/7/10  Class A  75,000          75,000       D
     ployee                                                              Common
     Stock                                                               Stock
     Option
     (right
     to buy)

     Em-      $4.083                                   (5)      9/24/07 Class A   94,500          94,500       D
     ployee                                                             Common
     Stock                                                              Stock
     Option
     (right
     to buy)






                                                                                                              10.
                                                                                                            Owner-
                                                                                                     9.      ship
                                                                                                  Number of Form of
                                            5. Number                                              Deriv-   Deriv-
                                            of Deriv-                                               ative    ative    11.
        1.    2. Con-                         ative                                          8.    Secur-   Secur-   Nature
      Title   version                        Secur-                                        Price    ities    ity:    of In-
        of       or       3.                  ities                                          of    Benefi-  Direct   direct
      Deriv-   Exer-    Trans-              Acquired                       7. Title and    Deriv-  cially   (D) or  Benefi-
      ative    cise     action  4. Trans-    (A) or                          Amount of     ative  Owned at    In-     cial
      Secur- Price of    Date    action     Disposed        6. Date         Underlying     Secur-  End of   direct   Owner-
       ity    Deriv-   (Month/    Code       of (D)     Exercisable and     Securities      ity     Month     (I)     ship
     (Instr.   ative     Day/    (Instr.   (Instr. 3,   Expiration Date       (Instr.     (Instr.  (Instr.  (Instr. (Instr.
        3)   Security   Year)      8)       4 and 5)    (Month/Day/Year)     3 and 4)        5)      4)       4)       4)
     ------- --------   ------  ---------  ----------   ----------------  --------------- ------- --------  -------  ------
                                                       Date
                                                       Exer-   Expir-           Amount or
                                                       cis-    ation            Number of
                                Code   V  (A)    (D)   able    Date     Title   Shares
                                ----   -  ---    ---   ----    ------   -----   ---------
     Em-      $4.042                                   (6)     12/22/07 Class A   22,500        15,000        D
     ployee                                                             Common
     Stock                                                              Stock
     Option
     (right
     to buy)

     Em-     $4.958                                    (7)     12/31/08 Class A   22,500        22,500        D
     ployee                                                             Common
     Stock                                                              Stock
     Option
     (right
     to buy)

     Em-     $20.458                                   (8)      4/21/10 Class A   15,000        15,000        D
     ployee                                                             Common
     Stock                                                              Stock
     Option
     (right
     to buy)



     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.





        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.




        Explanation of footnotes to Table II:

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.


        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (4) The employee stock option dated 1/7/2000 vests in full on January 7, 2003.

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (5) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (6) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (7) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (8) The employee stock option dated 4/21/2000 vests in four equal installments beginning on April 21, 2001.

   SIGNATURE OF REPORTING PERSON:

   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact

   DATE: January 10, 2001
                          JOINT FILER INFORMATION:

   Name: Steven L. Grissom





   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December, 2000


   Signature: Steven L. Grissom
              Individually and as trustee of the
              Personal Income Trusts